EXHIBIT 23.2

CONSENT OF
BROWN ARMSTRONG PAULDEN McCOWN STARBUCK THORNBURGH & KEETER
ACCOUNTANCY CORPORATION
We consent to the use in this Registration Statement of Foothills Resources, Inc., on Form SB-2, of (i) our report dated March 21, 2006 on the audited financial statements of Brasada Resources, LLC, for the period from inception on December 29, 2005 through December 31, 2005, and (ii) our report dated November 20, 2006 on the audited financial statements of the TARH E&P Holdings, L.P. Texas Properties for the two years ended December 31, 2004 and 2005, appearing in the Prospectus that is part of the Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

BROWN ARMSTRONG PAULDEN
McCOWN STARBUCK THORNBURGH & KEETER
ACCOUNTANCY CORPORATION

/s/ Burton H. Armstrong

By: Burton H. Armstrong

February 6, 2007